Exhibit 99.1

Contacts:	Sue Cheung Vice President, Finance and Chief Accounting Officer (408) 990-4000 scheung@quicklogic.com	Andrea Vedanayagam Veda Communications (408) 656-4494 ir@quicklogic.com

QuickLogic Announces Preliminary Q4 2016 Results & Timing of FY 2016 Earnings Conference Call

Sunnyvale, CA - January 10, 2017 - QuickLogic Corporation (NASDAQ: QUIK) (“QuickLogic” or the “Company”), a developer of ultra-low power programmable sensor processing SoCs, display bridges, FPGAs, and embedded FPGA IP, today announced its preliminary unaudited financial results for the fourth quarter of FY 2016, which ended January 1, 2017.

Q4 total revenue was approximately $2.9 million which was at the mid-point of the guidance range given on the Q3 2016 earnings call on November 2, 2016. This revenue comprised approximately $1.6 million of new product revenue and $1.3 million of mature product revenue. The Company ended the fourth quarter with a higher than anticipated cash balance of approximately $14.9 million. These preliminary financial results are subject to completion of the Company's customary annual closing, and audit procedures.

"I'm very pleased with the strategic progress we made during the fourth quarter and the accelerated momentum we gathered during the 2017 Consumer Electronics Show in Las Vegas this past week," said Brian Faith, QuickLogic President & CEO.  "Given this progress and the momentum, I believe we are on track to realize the strategic objectives we've previously outlined for 2017.  I look forward to discussing our recent accomplishments in more detail during our presentation at the 19th Annual Needham Growth Conference in New York this week."

The Company expects to release its fourth quarter and fiscal year 2016 financial results at approximately 1:00 p.m. Pacific Standard Time / 4:00 p.m. Eastern Standard Time on February 15, 2017. The dial-in number for the live audio call is (877) 377-7094 or you can access it online at http://ir.quicklogic.com/events.cfm. A recording will be available starting one hour after the completion of the call. To access the recording, please call (404) 537-3406 and use the passcode 50904830. The call recording will be archived until Wednesday, February 22, 2017, and the webcast will be available for 12 months.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; changes in product demand or supply; capacity constraints; and general economic conditions. These and other potential factors and uncertainties that could cause actual results to differ from the results predicted are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the risks discussed in the “Risk Factors” section in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases, which are available on the Company's Investor Relations website at http://ir.quicklogic.com/ and on the SEC website at www.sec.gov. In addition, please note that the date of this press release is January 10, 2017, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

About QuickLogic
QuickLogic Corporation (NASDAQ: QUIK) enables OEMs to maximize battery life for highly differentiated, immersive user experiences with smartphone, wearables and IoT devices. QuickLogic delivers these benefits through industry leading ultra-low power customer programmable SoC semiconductor solutions, embedded software, and algorithms for always-on voice and sensor processing. The Company's embedded FPGA initiative also enables SoC designers to easily implement post production changes, and increase revenue by providing hardware programmability to their end customers. For more information about QuickLogic, visit www.quicklogic.com.

The QuickLogic logo and QuickLogic are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Code: QUIK-G

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